Exhibit 99.1

Investor Relations:	Media Contact:
Randy Scherago	Mark Brender
GeoEye	GeoEye
(703) 480-7529	(703) 629-5368
scherago.randy@geoeye.com	brender.mark@geoeye.com

GeoEye Reports Strong First Quarter 2010 Results
— Conference Call Scheduled for 8:30 a.m. EDT, Monday, May 10, 2010 —
DULLES, Va. (May 10, 2010) GeoEye, Inc. (NASDAQ: GEOY), a premier provider of superior satellite and aerial-based geospatial information and services, announced today results for its first quarter ended March 31, 2010.
“This quarter we delivered strong revenue and operating income growth. Our pipeline remains robust, and we are experiencing growth in our commercial business,” said Matt O’Connell, chief executive officer and president. “We have excellent revenue visibility and a solid balance sheet. We also have expanded the services our customers need to turn imagery into business solutions, and we are well positioned to expand our satellite constellation.”
Total revenues were $80.4 million for the first quarter of 2010, a 77.8 percent increase from $45.2 million for the first quarter of 2009. Net income for the first quarter of 2010 was $0.8 million, or $0.04 per fully diluted share, compared to a net loss of $1.7 million, or a loss of $0.09 per share, for the first quarter of 2009.
Net income for the first quarter includes a non-cash charge of $10.5 million related to fair value accounting for the Company’s previously disclosed financing commitment with Cerberus Capital Management L.P. (“Cerberus”) entered into March 4, 2010. There was no tax benefit related to this charge. Excluding this charge, adjusted net income for the first quarter of 2010 was $11.2 million and adjusted EPS was $0.52 per fully diluted share. Additional charges or benefits may be incurred related to the commitment until such time as the commitment is terminated or settled. These charges or benefits will be based on movements in the Company’s stock price and other factors.
FIRST QUARTER HIGHLIGHTS
•	Revenues related to contracts with the U.S. Government, the Company’s largest customer, were $54.2 million for the first quarter of 2010, representing 67.4 percent of total revenues for the period and an increase of 89.3 percent over the prior year’s first quarter.

•	Domestic revenues were $59.8 million for the first quarter of 2010, which were 74.4 percent of total revenues for the period.

•	Domestic revenues included $37.1 million from the Company’s Service Level Agreement (SLA) with the National Geospatial-Intelligence Agency (NGA).

•	International revenues were $20.6 million for the first quarter of 2010, which accounted for 25.6 percent of total revenues for the period.

•	Operating income for the first quarter of 2010 was $26.5 million.

•	Operating margin was 33.0 percent for the first quarter of 2010 compared to 3.8 percent in the same period in 2009.

•	Adjusted EBITDA, a non-GAAP measurement defined as net income (loss) before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense and other items, increased $32.9 million to $43.5 million for the first quarter of 2010, from $10.6 million in the same period in 2009.

•	Adjusted EBITDA margin was 54.1 percent for the first quarter of 2010 compared to 23.5 percent for the same period in 2009.

•	The Company ended the first quarter of 2010 with cash and cash equivalents of $227.5 million, restricted cash of $64.4 million, current income tax receivable of $33.4 million, total assets of $992.6 million, long-term debt of $381.2 million and stockholders’ equity of $300.5 million.
FISCAL YEAR 2010 FINANCIAL OUTLOOK
GeoEye currently expects fiscal 2010 revenue to range from $310 million to $320 million, with adjusted EBITDA in the range of $150 million to $160 million. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.
CONFERENCE CALL INFORMATION
GeoEye Inc. (NASDAQ:GEOY), will host a conference call for investors and analysts to discuss financial results for the first quarter ended March 31, 2010.
When: May 10, 2010, at 8:30 a.m. Eastern Daylight Time
To Participate: Callers wishing to participate in the conference call may dial 1-631-291-4808 at least 10 minutes prior to the start time. Domestic callers who wish to listen may dial toll-free at 1-877-776-4039. The conference ID number is 70442926.
Participants are encouraged to listen via webcast, which will be broadcast live at www.geoeye.com, under the Investor Relations section of the Company’s corporate Web site. To access a live webcast go to: http://www.geoeye.com/CorpSite/corporate/investor-relations/Default.aspx and click on the “May 10, 2010, Investor Update Webcast” link. Please allow 15 minutes before the scheduled start time to register, download and install any necessary audio software.
Replay: A replay of the teleconference will be available starting at 10:30 a.m. EDT, May 10, 2010, and will run until midnight EDT on Friday, May 21. To access the replay, please dial (800) 642-1687. The conference ID number for the replay is 70442926.
Selected financial results for the Company are as follows (dollars in thousands, except earnings per share):

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	3/31/10	3/31/09	Change
	(unaudited)
Revenues	$80,389	$45,211	$35,178
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	24,481	23,592	889
Depreciation and amortization	16,022	8,460	7,562
Selling, general and administrative	13,382	11,454	1,928

Total operating expenses	53,885	43,506	10,379

Income from operations	26,504	1,705	24,799
Interest expense, net	(8,243)	(5,562)	(2,681)
Other non-operating expense	(10,474)	—	(10,474)
Loss from early extinguishment of debt	(37)	—	(37)

Income (loss) before provision for income taxes	7,750	(3,857)	11,607
(Provision) benefit for income taxes	(6,976)	2,120	(9,096)

Net income (loss)	$774	$(1,737)	$2,511

Earnings (loss) per share basic	$0.04	$(0.09)	$0.13

Earnings (loss) per share diluted	$0.04	$(0.09)	$0.13

Weighted average shares basic	21,068	18,469	2,599

Weighted average shares diluted	21,687	18,469	3,218

ADJUSTED EBITDA
(in thousands)

	Three Months Ended
	3/31/10	3/31/09
Net income (loss)	$774	$(1,737)
Adjustments:
Interest expense, net	8,243	5,562
Loss from early extinguishment of debt	37	—
Provision (benefit) for income taxes	6,976	(2,120)
Depreciation and amortization	16,022	8,460
Non-cash stock-based compensation expense	993	472
Non-cash change in fair value of financial instrument	10,474	—

Adjusted EBITDA	$43,519	$10,637

Adjusted EBITDA is a non-GAAP financial measure that represents net income (loss) before net interest income or expense, income tax expense (benefit), depreciation and amortization expenses, non-cash stock-based compensation expense and other items. We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing operations. However, Adjusted EBITDA is not a recognized term under financial performance under GAAP, and our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.
ADJUSTED NET INCOME AND ADJUSTED EPS
(in thousands, except per share amounts)

	Three Months Ended 3/31/10
		Diluted EPS
Net income and diluted EPS	$774	$0.04
Adjustment:
Non-cash change in fair value of financial instrument	10,474	0.48

Adjusted net income and adjusted diluted EPS	$11,248	$0.52

Adjusted Net Income is a non-GAAP financial measure that represents Net Income before other items, net of tax. Adjusted EPS is a non-GAAP financial measure that represents fully diluted Earnings per Share before other items, net of tax. We believe that Adjusted Net Income and Adjusted EPS provide useful information to investors because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that are not related to the ongoing operations of our business. However, Adjusted Net Income and Adjusted EPS are not recognized terms under financial performance under GAAP, and our calculation of Adjusted Net Income and Adjusted EPS may not be comparable to the calculation of similarly titled measures of other companies.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009	Change
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$227,509	$208,872	$18,637
Accounts receivable — trade and unbilled receivables (net of allowances: 2010 - $1,140; 2009 - $923)	36,320	32,578	3,742
Income tax receivable	33,439	40,237	(6,798)
Restricted cash	51,716	52,268	(552)
Prepaid expenses	6,460	5,898	562
Other current assets	11,276	10,938	338

Total current assets	366,720	350,791	15,929
Property, plant and equipment, net	28,147	25,381	2,766
Satellites and related ground systems, net	528,095	505,035	23,060
Goodwill	34,264	34,264	—
Intangible assets, net	11,024	11,685	(661)
Non-current restricted cash	12,666	13,653	(987)
Other non-current assets	11,692	6,398	5,294

Total assets	$992,608	$947,207	$45,401

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$49,297	$33,997	$15,300
Current portion of deferred revenue	53,982	52,221	1,761
Current deferred tax liabilities	4,744	4,744	—
Current portion of long-term debt	—	497	(497)
Other current liabilities	12,568	—	12,568

Total current liabilities	120,591	91,459	29,132
Long-term debt	381,204	380,594	610
Long-term deferred revenue, net of current portion	187,462	192,313	(4,851)
Non-current income tax reserve	248	248	—
Deferred tax liabilities	2,078	2,078	—
Other non-current liabilities	487	560	(73)

Total liabilities	692,070	667,252	24,818

Commitments and contingencies
Stockholders’ equity:
Common stock	221	199	22
Additional paid-in capital	247,775	227,988	19,787
Retained earnings	52,542	51,768	774

Total stockholders’ equity	300,538	279,955	20,583

Total liabilities and stockholders’ equity	$992,608	$947,207	$45,401

STATEMENT OF CASH FLOWS INFORMATION
(in thousands)

	Three Months Ended
	3/31/10	3/31/09	Change
	(unaudited)
Net cash provided by operating activities	$31,470	$725	$30,745
Net cash used in investing activities	(28,773)	(16,069)	(12,704)
Net cash provided by financing activities	15,940	1,742	14,198

Net increase (decrease) in cash and cash equivalents	18,637	(13,602)	32,239
Cash and cash equivalents, beginning of period	208,872	106,733	102,139

Cash and cash equivalents, end of period	$227,509	$93,131	$134,378

About GeoEye
GeoEye, Inc. is an international information services company serving government and commercial markets. The Company is recognized as one of the geospatial industry’s imagery experts, delivering exceptional quality imagery products, services and solutions to customers around the world. Headquartered in Dulles, Virginia, the Company has 532 employees, as of March 31, 2010, dedicated to developing best-in-class geospatial information products and services. GeoEye is a public company listed on the NASDAQ stock exchange under the symbol GEOY. The Company provides support to academic institutions and non-governmental organizations through the GeoEye Foundation (http://www.geoeyefoundation.org). Additional information about GeoEye is available at www.geoeye.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that the Company expects or anticipates will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by the Company’s management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2009, which was filed with the Securities and Exchange Commission (“SEC”) on March 12, 2010, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, which is expected to be filed with the SEC on May 10, 2010. Copies of all SEC filings may be obtained from the SEC’s EDGAR Web site, http://www.sec.gov/, or by contacting: William L. Warren, senior vice president, general counsel and secretary, at 703-480-5672.
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